Exhibit 10.9

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

BETWEEN

APR APPLIED PHARMA RESEARCH SA

AND

ETON PHARMACEUTICALS, INC.

DATED AS OF: MARCH 21, 2024

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EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

THIS EXCLUSIVE LICENSE AND SUPPLY AGREEMENT (this “Agreement”) is entered into and effective as of March 21, 2024 (“Effective Date”) between APR APPLIED PHARMA RESEARCH SA, a corporation organized and existing under the laws of Switzerland with its registered office at Via G. Corti 5, 6828 Balerna, Switzerland (“APR”), and ETON PHARMACEUTICALS, INC. a corporation organized and existing under the laws of Illinois with its registered office at 21925 W. Field Pkwy, Suite 235, Deer Park, IL 60010, USA (“ETON” or the “Licensee”). APR and the Licensee are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, APR is a pharmaceutical company that specializes in identifying, developing, and commercializing novel, patent-protected products in selected specialty, rare, and ultra-rare disease areas on a global basis.

WHEREAS, APR owns or controls certain APR Intellectual Property Rights related to the Products (each as defined herein), several of which were commercialized on an exclusive basis in the Territory before the Effective Date by its Affiliate, Relief Therapeutics US, Inc (“Relief US”).

WHEREAS, APR is interested in entering into a business collaboration with a Third Party for the Commercialization of the Products in the Territory.

WHEREAS, the Licensee is a company that specializes in commercializing treatments for rare diseases.

WHEREAS, the Licensee desires to obtain from APR, and APR agrees to grant to the Licensee, a license under the APR Intellectual Property Rights to Commercialize the Product in the Territory within the Field (each as defined herein) under the terms and conditions of this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

ANNEXES AND DEFINITIONS

1.1 Annexes. The following Annexes are integral parts of this Agreement:

(a) Exhibit A – Products.

(b) Exhibit B – Patents.

(c) Exhibit C – Trademarks.

(d) Exhibit D – Commercial Terms.

(e) Exhibit E – Projections.

(f) Exhibit F – Authorized Rebates.

(g) Exhibit G – Confirmed Purchase Orders.

(h) Exhibit H – Ongoing Clinical Studies.

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(i) Exhibit I – Coexisting Trademarks Rules.

(j) Exhibit L – Pentec Health-owned Stock.

1.2 Definitions. The following definitions apply to this Agreement.

(a) “Affiliate” means, for either of the Parties, any person, partnership, firm, trust, corporation, or other entity or combination thereof which directly or indirectly (i) controls a Party, (ii) is controlled by a Party, or (iii) is under common control with a Party. The terms “control” and “controlled” mean ownership of more than 50%, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, partnership, firm, trust, corporation, or other entity or combination thereof or the power to direct the management of such person, partnership, firm, trust, corporation or other entity or combination thereof.

(b) “Applicable Laws” means any law, regulation, order, and guidance applicable to the activities performed under this Agreement, including laws regulating Medical Food, Good Manufacturing Practices (GMP), Good Distribution Practices (GDP), anti-bribery and anti-corruption laws and regulations, data protection laws and regulations, regulations related to the interaction with healthcare professionals and healthcare organizations, and export control laws.

(c) “APR Know-How” means all data, technical information, clinical and preclinical data, practical knowledge, expertise, methods, trade secrets, Specifications, instructions, processes, and formulae related to the Product, including the Dossier.

(d) “APR Intellectual Property Right” means the APR Know-How, the APR Patents, the Domains, and the Trademarks.

(e) “APR Patents” means the patents listed under Exhibit B and any new patent or patent application owned or controlled by APR in relation to the Products.

(f) “Brand Style Guidelines” means the APR guidelines controlling the style, design, and branding of the Product.

(g) “Business Day” means a day other than a Saturday Sunday or other day on which commercial banks in Lugano (Switzerland) or Chicago (Illinois, USA) are authorized or required by law to close.

(h) “Calendar Quarter” means each three-month period ending on March 31st, June 30th, September 30th, and December 31st of each calendar year.

(i) “Commercialize” means the import, sale, promotion, and distribution of the Product and all related activities. “Commercialization” shall be construed accordingly.

(j) “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party pertaining to a particular objective, the efforts and resources commonly used by a similarly situated (with respect to size, stage of development, and assets) Medical Food or pharmaceutical company for similarly situated existing or pipeline products, as applicable, to accomplish a similar objective under similar circumstances exercising reasonable business judgment.

(k) “Competing Product” means any Medical Food used in the Field.

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(l) “Confidential Information” means the information, data, and materials, including business and contract partners, research and development projects, legal, contractual, financial, and strategic information, data (technical, pre-clinical, and clinical), descriptions, designs, processes, compositions of matter, prototypes, know-how, patent rights and patent claims, trademarks, copyrights, ideas, strategies, business plans, product formulations, products, services and customer information, revenue models, accounting systems and other financials, possessed, acquired, or developed by a Party or its Affiliates (“Disclosing Party”) disclosed in writing, orally, visually and/or in any other tangible form by or on behalf of the Disclosing Party to the other Party (“Receiving Party”), or on the Recipient’s request to any or its Affiliates, during the Term, whether or not and marked or identified as “Confidential”.

(m) “Cost of Goods” or “COGs” means the cost of a Product in finished form.

(n) “Domain” means any internet domain that includes the Trademarks.

(o) “Dossier” means the technical and scientific dossier for the Product developed by or on behalf of APR as of the Effective Date and any of its updates during the Term. The Dossier shall also include all existing and arising clinical and other data, owned, or controlled by APR as of the Effective Date or coming within APR’s ownership or control during the Term that may be reasonably required by Licensee in connection with this Agreement.

(p) “Field” means any of the following inherited rare metabolic diseases: (i) Phenylketonuria; (ii) Tyrosinemia; (iii) Homocystinuria.

(q) “Force Majeure” means the occurrence of an unforeseeable event (“Force Majeure Event”) that prevents a Party (“Affected Party”) from performing its contractual obligations under the Agreement, including but not limited to war (declared or not), army mobilization, blockade, revolution, riot, insurrection, civil commotion, sabotage, epidemic, pandemic, lightning, fire, earthquake, storm, flood, explosion, strike or other labor unrest, shortage or unavailability or inability to obtain or delay in availability of necessary materials, equipment or transport, currency and trade restriction, embargo, sanction, compliance with any law or governmental order, expropriation, seizure of works, requisition, nationalization.

(r) “FTE” means a total of 49 weeks or 1960 hours per year of work on the Product carried out by employees of a Party having the appropriate relevant expertise to conduct such activities.

(s) “FTE Costs” means the number of relevant FTEs multiplied by the applicable FTE rate, with FTE rates to be mutually agreed upon and set consistent with industry standards taking into account employee function, role, and geographic location.

(t) “GAAP” means (i) generally accepted accounting principles in the U.S. or internationally, as appropriate, consistently applied, or (ii) the international financial reporting standards (“IFRS”) if a Party uses IFRS, consistently applied.

(u) “Improvements” means any invention, discovery, advancement, development, creation, and intellectual property (including patent, copyright, trade secret, and application of patent) that is invented, developed, authored, created, or reduced to practice by or on behalf of a Party or an Affiliate of the Party or a subcontractor or sublicensee and meets at least one of the following criteria: (i) is an improvement or modification to the APR Intellectual Property Right (including but not limited to improvements or modifications to Product or its formulation and use of Product alone or in combination with other products); (ii) utilizes, incorporates, or reads upon any element of the APR Intellectual Property Right; and (iii) is invented, developed, authored, created, or reduced to practice using the APR Intellectual Property Rights.

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(v) “Manufacture” means the manufacture of the Product, or any ingredient thereof, for development or commercial sale, packaging, labelling, in-process, and finished product testing, the release of the Product or any component or ingredient thereof, quality assurance activities related to commercial production and the release of the Product, ongoing stability tests and regulatory activities related to any of the foregoing.

(w) “Medical Food” as defined in section 5(b)(3) of the Orphan Drug Act (21 U.S.C. 360ee(b)(3)), means “a food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.”

(x) “Net Sales” means the gross amount billed or invoiced by the Licensee, its Affiliates, or their respective licensees, sub-licensees, assignees, or successors for their sales of Product to independent Third-Party customers, in bona fide arm’s length transactions, less deductions for:

(1) discounts, discounts for prompt payments, cash discounts, quantity discounts, trade discounts;

[* * *]

(y) “Product” means the Products listed under Exhibit A.

(z) “Regulatory Approval” means any authorization granted to the Licensee by the competent regulatory authority (“Regulatory Authority”) for the Commercialization of the Product in the Territory.

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(aa) “Reimbursable Costs” means any out-of-pocket costs incurred by a Party or its Affiliates and any overhead or other costs incurred by a Party or its Affiliates that constitute extraordinary personnel or other extraordinary expenses that would not have been incurred by such Party or its Affiliates if such Party or its Affiliates had not provided the cooperation, support, assistance or authorization, as applicable, with respect to which Reimbursable Costs are being evaluated.

(bb) “Royalty Term” means, on a Product-by-Product basis, the period from the Effective Date until the expiry of the last Valid Claim in the Product in the Territory.

(cc) “Sale Unit” means an SKU (stock keeping unit) as detailed under Exhibit D.

(dd) “Specifications” means the formulation, configuration, and all technical specifications for each Product consistent with Applicable Law in the Territory developed as of the Effective Date and any of its updates.

(ee) “Technical and Quality Agreement” means a quality assurance agreement for the Product addressing the standard quality terms of supply and relevant other terms, including terms relating to quality assurance Applicable Laws, HARCP (Hazard Analysis and Risk-based Preventive Controls), Specifications, Product warranties, quality testing, defective Product, acceptance and rejection, storage, shipment, labelling, quality controls, recalls, exchange of safety information, vigilance, surveillance, and traceability system according to the Applicable Laws.

(ff) “Territory” means the United States of America, its territories, and possessions.

(gg) “Third-Party” means any person or entity other than APR or ETON or an Affiliate of either Party.

(hh) “Trademarks” means the trademarks listed under Exhibit C.

(ii) “Trademark Field” means any inherited rare metabolic disease.

(jj) “Transfer Price” means, for each of the Products, the COG of the Product plus the fifteen percent (15%) of the COG ([TP=COG+(15%) COG]). For the avoidance of doubt, the shipping costs incurred by APR are excluded from the Transfer Price.

(kk) “Valid Claim” means a claim of an issued and unexpired APR Patent, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction.

ARTICLE 2

LICENSE GRANT

2.1 License.

(a)  APR Know-how. Subject to the terms and conditions of this Agreement, APR hereby grants to the Licensee as of the Effective Date an exclusive, non-transferable, sublicensable (under Section 2.2.), royalty-bearing (under Section 4.3(a) and subject to Section 13.1) right and license under the APR Know-how to Commercialize the Product in the Field in the Territory during the Term. Upon expiry of the Term, the right and license granted under this Section 2.1(a) shall be considered as fully paid up, royalty-free, and perpetual.

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(b) APR Patents. Subject to the terms and conditions of this Agreement, APR hereby grants to the Licensee as of the Effective Date an exclusive, non-transferable, sublicensable (under Section 2.2.), royalty-bearing (under Section 4.3(a) and subject to Section 13.1) right and license under the APR Patents to Commercialize the Product in the Field in the Territory during the Term. Upon expiry of the Term, the right and license granted under this Section 2.1(b) shall be considered as fully paid up, royalty-free, and perpetual.

(c) Trademarks. Subject to the terms and conditions of this Agreement, APR hereby grants to the Licensee as of the Effective Date an exclusive, non-transferable, sublicensable (under Section 2.2.), royalty-bearing (under Section 4.3(b)) right and license under the Trademark to Commercialize the Product in the Field and any other Medical Food in the Trademark Field in the Territory during the Term. Upon expiry of the Term, the right and license granted under this Section 2.1(c) shall remain fully valid and in force under the terms of this Agreement. APR shall permit the Licensee to Commercialize the Product under APR’s name and label until such time as Licensee’s labelled Product is supplied and all APR labelled Product is depleted.

(d) Domain. Subject to the terms and conditions of this Agreement and according to Section 5.2(b), upon registration by or on behalf of APR, the Licensee will be granted an exclusive, non-transferable, sublicensable (under Section 2.2.), royalty-free, right and license under the Domain to Commercialize the Product and any other Medical Food in the Trademark Field in the Territory during the Term. Upon expiry of the Term, the right and license granted under this Section 2.1(d) shall remain fully valid and in force under the terms of this Agreement.

2.2 Sublicense. The Licensee may sublicense the rights granted under this Agreement to any of its Affiliates or any Third Party provided that (i) none of the APR’s rights hereunder are materially diminished or otherwise materially adversely affected as a result of such sublicenses, and that (iii) the Licensee shall: (A) ensure that all sublicenses shall be subject to and consistent with the relevant terms and conditions of this Agreement; and (B) be responsible and liable for all sublicensees’ acts and omissions. Notwithstanding the foregoing and for the avoidance of doubt, the Licensee shall not be entitled to sublicense the distribution and sale rights for the Product in the Territory to a company commercializing Medical Food without receiving APR’s prior written consent.

2.3 Retention of Rights. Except for the rights granted and licensed under Section 2.1., all the rights, title, and interest in and to the APR Intellectual Property Rights and the Product on a worldwide basis are reserved to and retained by APR.

2.4 Transition.

(a) Business Transition from Relief US to ETON. The Parties hereby acknowledge that: (i) on the Effective Date, ETON has purchased a certain stock of Products from Relief US, and (ii) Relief US is permitted to transfer the stock of Products to ETON but otherwise shall not commercialize the Product in the Territory following the Effective Date.

(b) Regulatory Transition Support. To support ETON in the setup of the business: (i) for a period of eighteen (18) months and a total amount of sixty (60) hours – forty (40) hours to be used within the first twelve (12) months and the remaining twenty (20) hours to be used within the remaining six (6) month of the transition support period –, APR will provide Licensee with transition regulatory support for the Products.

2.5 Additional Products. APR will use its Commercially Reasonable Efforts to promptly complete development and commence supply to ETON of those Products that are not yet available for commercial sale in the Territory so that ETON can Commercialize such Products pursuant to this Agreement.

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ARTICLE 3

MANUFACTURE AND SUPPLY

3.1 Manufacture and Supply. During the Term and except as provided under Section 3.1(b), APR commits to, directly or indirectly, Manufacture and supply the Product exclusively to the Licensee for the Territory, and the Licensee commits to purchase the Product exclusively from APR. APR shall not directly or indirectly supply the Product to any Third Party for sale in the Territory.

(a) Supply Period. APR commits to, directly or indirectly, Manufacture and supply the Product under the terms of this Agreement for an initial term of six (6) calendar years from the Effective Date (the “Initial Supply Term”). After the Initial Supply Term, the Manufacturing and supply terms of this Agreement shall apply for additional periods of three (3) calendar years (each a “Supply Renewal Term”, and together with the Initial Supply Term, the “Supply Term”), unless a Party provides written notice of non-renewal of the supply collaboration at least eighteen (18) months prior to the beginning of the following Supply Renewal Term.

(b) Manufacturing License. The Licensee shall have the right to request APR to engage in good-faith negotiations to enter into an amendment of this Agreement or an additional license agreement under which the Licensee would be granted a right to, directly or indirectly, Manufacture the Product (the “Manufacturing License”), provided that: (i) APR shall be the exclusive supplier of the Product at least until December 31, 2026; (ii) the Parties shall discuss and agree (A) the activities required to transfer the manufacturing process from APR to the Licensee or the Third-Party manufacturer appointed by the Licensee, (B) the costs and expenses levied for such transfer, including the FTE Costs, and (C) any adjustment (if any) to be made to this Agreement to maintain its economic balances; and (iii) during the Supply Term, APR shall continue to supply Product to Licensee until such time as Licensee notifies APR in writing that supply from APR is no longer needed.

(c) Artwork. APR will supply the Product in Sale Units packaged under the latest version of the artworks developed and notified in writing by the Licensee to APR (“Artwork”). The Licensee shall conceive an Artwork that complies with the Applicable Laws of the Territory and that, when reasonably possible, incorporates the Trademarks under the Brand Style Guidelines. The Licensee shall refund APR for any reasonable cost incurred due to any change in the Artwork, including the cost sustained by APR for the residual stock of obsolete Artwork, its handling, and disposal.

(d) Product Manufacturers. During the Supply Period, APR shall be responsible for maintaining its agreement with its existing or future contract manufacturers for the Product. APR shall promptly notify the Licensee of any issues with its contract manufacturers that may delay or otherwise impact the supply of the Product. APR shall consult with and inform the Licensee before changing or adding contract manufacturers for the Product and shall ensure that any new contract manufacturer meets all requirements of this Agreement.

3.2 Forecast. Within the 15th (fifteenth) day of each calendar month, the Licensee shall provide APR with a written twelve (12) calendar month rolling and non-binding forecast for the Product.

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3.3 Purchase Orders. The Licensee shall submit to APR individual purchase orders for the Product (each, a “Purchase Order”) under the minimum order quantities identified in Exhibit D. Each Purchase Order must include, at least, (i) the identification number of the Product/Sale Unit, (ii) the quantity of Sale Units, (iii) the Transfer Price, (iv) the shipping instructions and delivery place, and (v) the requested delivery date within the Lead Time.

(a) Submission. The Licensee shall submit any Purchase Order in writing. Each Purchase Order constitutes a firm commitment of the Licensee to purchase the ordered quantity of Product and it is irrevocable until the expiry of the Evaluation Period.

(b) Evaluation. APR will evaluate and reply in writing to a Purchase Order within five (5) Business Days from its receipt (“Evaluation Period”). Upon the expiry of the Evaluation Period without any reply from APR, the Purchase Order will be deemed accepted.

(c) Response. A Purchase Order will be binding on APR only upon its written acceptance, provided that APR will accept all Purchase Orders up to one hundred ten percent (110%) of the Licensee’s most recent forecast and will use Commercially Reasonable Efforts to accept any overage.

3.4 Shipment.

(a) Delivery term. The Incoterm® applicable to the Product shipping is set forth under Exhibit D.

(b) Delivery date. APR will deliver the Product within the lead time set forth under Exhibit D (“Lead Time”). If APR anticipates a delay in any delivery, it will notify the Licensee in writing as soon as possible, explaining the reason for the delay, and it will suggest a new delivery date. If the Licensee accepts the proposed delivery date, the date will be binding upon the Parties. If the Licensee does not accept the proposed delivery date, Section 12.1 will apply.

(c) Transfer of title. The title in and to the Product will pass from APR to the Licensee upon the transfer of the risk in the Product according to the applicable Incoterm®.

(d) Accompanying Documentation. With each shipment of Product, APR shall provide the Licensee with commercially appropriate shipping documentation, including bills of lading, and with such certificates of analysis and other appropriate documentation identifying the applicable batch numbers, indicating conformance of the shipment with the Specifications and the Technical and Quality Agreement.

3.5 Failure to Supply.

(a) Anticipated Failure to Supply. In the event that APR is aware or anticipates that it will be unable to timely meet any Purchase Order, either in whole or in part, for whatever reason, APR shall promptly inform the Licensee in writing of such inability. APR shall promptly inform the Licensee of any notice, written or oral, received from any materials supplier regarding a possible shortage or inability to supply. In the event that there is a failure to substantially satisfy the Licensee’s Purchase Orders for the Product, then APR and the Licensee will immediately work together, in good faith, to identify an appropriate alternative source of Product supply.

(b) Second Source. In the event APR fails to supply two (2) consecutive Purchase Orders or three (3) Purchase Orders during each calendar year within a term of sixty (60) calendar days from the Lead Time, the Licensee shall be entitled to assume (or have any Third Party assume) responsibility for manufacture and supply of Product to address and satisfy Licensee’s requirements for Product. In such event, upon request from the Licensee, APR shall grant the Licensee (or such other Third Party) any licenses as may be required therefor and, upon request, immediately effect any transfer of applicable technology, data, and information. The foregoing right of the Licensee to assume or cause the assumption of responsibility for the manufacture and supply of the Product shall also apply in the event that APR’s supply of the Product repeatedly does not meet the Specifications.

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(c) Costs Incurred as a Result of Failure to Supply. To the extent the Licensee incurs any additional costs or expenses as a result of a failure by APR to supply the Product hereunder or the Licensee’s pursuit of its rights under Sections 3.5(a) or Sections 3.5(b), other than due to a Force Majeure Event, APR shall promptly reimburse Licensee for such additional costs and expenses upon written invoice therefor with reasonable supporting documentation, up to a maximum amount of two (2) times the Transfer Price of the Purchase Orders for which the delay according to Section 3.5 (b) occurred. For the sake of clarity, APR’s reimbursement shall be the Licensee’s sole remedy in case APR fails to supply according to Section 3.5.

(d) Reservation of Rights. Nothing contained in this Section 3.5 shall limit any legal, equitable, or other rights or remedies that may be available to the Licensee on account of any failure to supply the Product hereunder due to APR’s negligence or willful misconduct.

3.6 Process Improvements and Cost Efficiencies. The Parties shall be committed to using Commercially Reasonable Efforts to reduce COGs including by minimizing waste and improving yields, by purchasing materials at lower cost, by improving manufacturing processes, by streamlining organizational processes, by reducing cycle times and lead times, and the like. The Parties shall meet on at least an annual basis in the JSC to discuss targets and goals of cost reductions for the following twelve (12)-month period.

3.7 Confirmed Purchase Orders. As of the Effective Date, APR commits to supply, and the Licensee commits to purchase, the Purchase Orders identified under Exhibit G.

ARTICLE 4

CONSIDERATION

4.1 Upfront. In consideration of the rights granted under this Agreement, the Licensee shall pay APR a fully earned, not creditable, not refundable, and not contingent upon any future performance or occurrence, upfront fee of USD $2,150,000 (two million one hundred fifty thousand US dollars) within 5 (five) Business Days from the signature of this Agreement by bank wire transfer in immediately available funds to a bank account designated by APR (the “Upfront”).

4.2 Contingent Milestones.

(a) Milestone Payments. In consideration of the rights granted under this Agreement, the Licensee shall pay APR the following one-time milestone payments (“Milestone Payments”).

(1) ETON shall pay APR an amount equal to $500,000 (five hundred thousand US dollars) upon the Net Sales of the Products equal to USD four (4) million in four consecutive Calendar Quarters.

(2) ETON shall pay APR an amount equal to $500,000 (five hundred thousand US dollars) upon the Products Net Sales of the Products equal to USD eight (8) million in four consecutive Calendar Quarters.

(3) ETON shall pay APR an amount equal to $500,000 (five hundred thousand US dollars) upon the Products Net Sales of the Products equal to USD fifteen (15) million in four consecutive Calendar Quarters.

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(4) ETON shall pay APR an amount equal to $500,000 (five hundred thousand US dollars) upon the Products Net Sales of the Products equal to USD twenty (20) million in four consecutive Calendar Quarters.

(b) Payment terms. All the Milestone Payments under this Agreement must be calculated, reported, and fully paid in USD by bank wire transfer in immediately available funds to a bank account designated by APR within forty-five (45) days following the end of the Calendar Quarter in which the milestone event is achieved.

4.3 Royalties. As residual consideration for the rights granted under this Agreement, the Licensee shall pay APR the following royalties (“Royalty Payments”).

(a) Product Royalty. During the Royalty Term, the Licensee shall pay APR a continuing royalty related to the Commercialization of the Product (“Product Royalty”). The Product Royalty shall be determined as follows:

(1) for any Product supplied by APR to ETON, the Product Royalty shall be 25% of the Net Sales of the Product in the Territory less the Transfer Price calculated in accordance with US GAAP for cost of goods sold, provided that, on a Sale Unit basis, if the difference between (A) the amount of the Product Royalty, and (B) the Transfer Price is negative, such value shall be considered equal to zero (0) for Product Royalty calculation in such Calendar Quarter;

(2) for any Product manufactured by ETON under the Manufacturing License, the Product Royalty shall be 25% of the Net Sales of the Product in the Territory less the COGs calculated in accordance with US GAAP for cost of goods sold, provided that, on a product level basis, if the aggregate COGs exceeds 25% of Net Sales, such value shall be considered equal to zero (0) for Product Royalty calculation in such Calendar Quarter.

(b) Trademark Royalty. The Licensee shall pay APR a continuing royalty equal to five percent (5%) of the Net Sales of the Products related to the use of the Trademark.

(c) Payment terms. All the Royalty Payments under this Agreement must be calculated, reported, and fully paid in USD by bank wire transfer in immediately available funds to a bank account designated by APR for each Calendar Quarter within forty-five (45) days following the end of the applicable Calendar Quarter.

(d) Royalty Report. Each Royalty Payment must include a report by the Licensee detailing the Net Sales in the Territory for the applicable calendar quarter with reasonable detail regarding the basis of the payment made, including, on a country-by-country and Sale-Unit basis, the volume of Product sold, the WAC sales, and Net Sales of Product, the amount of Product samples and bridging units delivered to patients/clinicians, the amount payable, the method used to calculate such amount (including the deductions applied) and the exchange rates used.

4.4 Purchase Price. In consideration of the supply of the Product, the Licensee shall pay APR the Transfer Price.

(a) Shipping Costs. In addition to the Transfer Price, the Licensee shall be responsible for seventy percent (70%) of the total shipping costs required for the delivery of the Product from the manufacturing site to the Licensee’s warehouse and APR shall be responsible for thirty percent (30%). For the avoidance of doubt, the shipping costs do not include customs fees and duties, which shall be borne by ETON. The reconciliation of the total shipping costs will be made at the end of each calendar year.

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(b) Payment terms. The Licensee shall make any payment in USD by wire transfer in immediately available funds, to a bank and account designated in writing by APR, in accordance with the terms and conditions set forth under Exhibit D.

4.5 ROFN Consideration. In consideration of the ROFN Right granted under Article 14, ETON shall pay APR an amount equal to $50,000 (fifty thousand US Dollars) by bank wire transfer in immediately available funds to a bank account designated by APR within five (5) Business Days from the Effective Date.

4.6 Late Payments. If APR does not receive payment of any sum due to it on or before the due date therefore, interest will thereafter accrue on the sum due to APR from the due date until the date of payment at a monthly rate of two percent (2%) or the highest rate permitted by applicable laws, whichever is less. Interest shall be computed on the basis of a 360-day year and a 30-day month and compounded monthly.

4.7 Financial Records; Audit.

(a) Financial Records. The Licensee shall keep, and require its Affiliates to keep, reasonably detailed, fair, and true books of accounts and records for the purpose of determining the amounts payable to APR under this Agreement. Such books and records will be kept for at least three (3) full years following the end of the year to which they pertain or such longer periods if required by law.

(b) Audit. The Licensee shall allow an independent certified public accountant selected by APR and reasonably acceptable to the Licensee to audit its records to verify the accuracy of any financial report furnished by the Licensee and any amounts to be shared or paid under this Agreement for the preceding three (3) calendar years. Such audits may be exercised during normal business hours upon reasonable prior written notice by APR to the Licensor. The cost of such an audit will be borne by APR unless the audit discloses an underpayment by the Licensee of more than five percent (5%) of the amount due under this Agreement for any applicable quarter, in which case the Licensee will bear the cost of such audit. Any amounts shown to be owed but unpaid will be paid within ten (10) days after the accountant’s report.

4.8 Tax.

(a) Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income, including any payments received, as contemplated in this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate, and if necessary, assure that their Affiliates will cooperate, with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement. Each Party will promptly furnish to the other Party any reasonable documentation or information necessary to effectuate the foregoing.

(c) Withholding Tax. To the extent a Party is required by Applicable Laws to deduct and withhold taxes on any payment to the other Party, the paying Party will pay the amounts of such taxes to the proper tax authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes. Notwithstanding the foregoing, in case of application of any deduction or any withholding tax to the payments made under this Agreement, such payments will be increased in such a way that, after deduction of such non-eliminable withholding or similar tax or charges due, APR shall receive the full aggregate amount owed to it hereunder.

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4.9 Exchange Rate. When conversion of payments from any foreign currency is required, such conversion will be at an exchange rate equal to the average of the daily rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the Calendar Quarter for which a payment is due.

ARTICLE 5

COMMERCIALIZATION

5.1 Commercialization. The Licensee shall Commercialize the Products in the Territory under the Trademark during the Term.

(a) Prices. Except (i) if authorized in writing by APR or (ii) subject to proper evidence of materials changes in the price and reimbursement landscape, the actual WAC prices during the Term shall never be thirty percent (30%) lower than the ones set forth under Exhibit D.

(b) Minimum Royalty. Starting from April 1, 2026 and for each twelve-month period thereafter during the Royalty Term, if ETON has not paid APR an amount of Product Royalty plus Trademark Royalty at least equal to the amounts identified under Exhibit D (“Minimum Royalty Amount”) for any reason other than due to (i) access and reimbursement issues for Medical Foods, (ii) the introduction of gene therapy assets in the Field, (iii) material failure by APR to supply Product meeting ETON’s purchase orders, (iv) material increase in COGs during the period the Product is being supplied by APR, or (v) Force Majeure Events, ETON shall either pay the difference between (A) the Minimum Royalty Amount and (B) the amount generated as the sum of the Product Royalties and the Trademark Royalties within sixty (60) calendar days from the end of each twelve-month period, or APR shall have the right to terminate the Agreement upon 6 (six) months advance written notice of termination to ETON. If APR exercises its option right to terminate the Agreement under this Section, APR must deliver the notice to ETON within sixty (60) days of APR receiving the royalty report showing ETON failing to meet such Minimum Royalty Amount.

(c) Safety Stock. During the Supply Period, the Licensee shall use Commercially Reasonable Efforts to, and subject to APR timely fulfill all Purchase Orders of the Licensee, maintain a safety stock of Products for each Sale Unit equal to three times the monthly moving average of the trailing six months of ETON, its Affiliates or its sublicensees’ sellout.

(d) Cost Efficiencies. ETON shall be committed to using Commercially Reasonable Efforts to reduce the costs and expenses incurred in relation to the inventory management, handling, storage, ordering, and warehousing of the Products (“Product Management”).

(e) Non-compete. During the Term, each Party shall not, directly or indirectly, including through its Affiliates, research, develop, manufacture, file, or Commercialize any Competing Product in the Territory.

5.2 Marketing & Medical Activities.

(a) Marketing Activities. The Licensee shall be responsible for the advertising and promotion of the Product in the Territory during the Term. Within five (5) calendar days from the receipt of the Upfront, APR will make available to the Licensee, at no additional cost, an electronic copy of currently available Product marketing materials for the Licensee to exercise its marketing activities under this Agreement, provided that APR shall not be obliged to develop any new marketing

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materials or to update the existing marketing material, but will provide any new material that it develops. APR reserves the exclusive ownership of the marketing material transferred under this Section 5.2. and, upon termination by APR pursuant to Section 13.2 or Section 13.3, the Licensee shall return all such marketing material to APR.

(b) Use of Domain. The Licensee has the right to use a Domain in the Territory including the pkugolike.com Domain, provided that (i) such Domain must be duly registered and owned by APR, any of its Affiliates, or designee; and (ii) the Licensee shall ensure that the content of any website registered under the Domain complies with the Applicable Laws.

(c) Social Media. The Licensee has the right to refer to and share the content posted on APR’s social media pages related to the Product, such as YouTube and Twitter/ “X”.

(d) Medical Activities. Each Party shall provide the other Party with a copy of any published paper, article, report, Internet posting, abstract, instructional material, presentation, medical communication, or other non-clinical or clinical data on the Product (including with respect to APR, publications of its other licensees in other territories (“Publications”). Save the respect of copyright and any other intellectual property right applicable to the Publications’ author, the Licensee shall have the right to use the APR’s Publications in the Territory and APR shall have the right to share the Licensee’s Publications with its licensees in other territories and grant them the right to use such Publication in their territories.

(e) Clinical Activities. APR agrees to make its Commercially Reasonable Efforts to complete the ongoing clinical studies related to Product as identified in the Exhibit H. For the sake of clarity, APR does not warrant the achievement of such studies endpoints. APR agrees that ETON’s right and license under Section 2.1 (a) shall also apply to all data generated from the studies.

(f) References to APR as Product’s developer. Except APR otherwise requires, the Licensee shall make its Commercially Reasonable Efforts to include in Publications the reference to APR as the developer of the Product, as follows: “Product developed by APR Applied Pharma Research SA, Switzerland”.

(g) Customer records and data. APR shall supply to, or procure Relief US to supply to, ETON all available customer records related to the Product since launch, including but not limited to sales reports, Pentec purchases, customer lists, dispensing reports, patient advocacy lists, list of all the past events attended by RTU.

5.3 Quality and Vigilance. Within forty-five (45) calendar days from the Effective Date, the Parties shall execute the Technical and Quality Agreement, which shall cover, among others, the vigilance responsibilities, and activities in relation to the Product.

ARTICLE 6

GOVERNANCE

6.1 Joint steering committee. Within thirty (30) days from the Effective Date, the Parties shall establish a joint steering committee (“JSC”) to facilitate the ongoing cooperation and communication between the Parties under this Agreement. The JSC will in particular:

(1) serve as a forum for the discussion of any new Product development;

(2) serve as a forum for the discussion of any safety, scientific, or technical matter regarding the Product;

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(3) serve as a forum for the discussion of any marketing/medical activity in the Territory;

6.2 JSC Membership and Meetings.

(a) JSC Members. The JSC will consist of an equal number of members from each Party, initially with three (3) appointed by APR and three (3) appointed by ETON, each of whom will have appropriate technical credentials, experience, knowledge, and authority within such Party’s organization.

(b) Meetings. The JSC will hold meetings at such times as it elects to do so, but such meetings will be held at least once every calendar quarter unless the JSC decides on a different frequency. Meetings of the JSC may be held in person, or by audio or video teleconference, at the JSC’s discretion, with in-person JSC meetings being held at locations selected on an alternating basis by the Parties. Each Party will be responsible for all of its own expenses in connection with participating in the JSC meetings.

(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of its representatives, who are not members of the JSC, to attend the JSC meetings in a non-voting capacity; provided, that such participants are bound by confidentiality and non-use obligations consistent with the terms of this Agreement; and provided, further, that each Party will provide reasonable prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend such a meeting and the attendance of such Third Party will be subject to the consent of the other Party, which consent must not be unreasonably withheld or delayed.

6.3 JSC Authority.

(a) No Decision-Making. The JSC shall be for communication and consultation purposes only and shall have no decision-making authority. Each Party will be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder. Each Party will consider in good faith any recommendations brought to the JSC by the other Party.

(b) Limitations of Authority. The JSC will only have the powers expressly assigned to it in this Article 6 and elsewhere in this Agreement and will not have the authority to (a) modify or amend the terms and conditions of this Agreement, or (b) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

ARTICLE 7

REGULATORY MATTERS

7.1 Regulatory Matters.

(a) Dossier. Within 30 (thirty) calendar days from the receipt of the Upfront, APR shall deliver to the Licensee an electronic copy of the Dossiers available as of the Effective Date. APR shall provide an electronic copy of the Dossier of any Product under development as soon as it is reasonably possible after the development completion and subject to the Licensee’s prior written confirmation of its commitment to the Commercialization of the related Product. APR shall promptly provide Licensee with any updates to the Dossier and related information.

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(b) Regulatory Support. Upon Licensee’s request, APR shall also provide the Licensee with any other available information and/or documents as required by the relevant Regulatory Authority, free of charge. Except as provided under Section 2.4 (b), should the Licensee request other documentation, data, information, or support, the Parties shall discuss and agree on the activities required.

(c) Collaboration for compliance purposes. During the Term the Parties shall collaborate to monitor the compliance of the Dossiers with the Applicable Laws of the Territory under the following terms and conditions: (i) each Party shall at all times keep the other Party fully and timely informed, by providing complete and accurate information and documentation, about the regulatory status of the Product in the Territory and provide the other Party with the details of any request or reply received from any Regulatory Authority without any undue delay and in any case within three (3) Business Days from their receipt; (ii) APR will promptly advise Licensee and keep Licensee fully informed with respect to any inspection or other regulatory action with respect to the Manufacture of Product; and (iii) the Licensee will promptly advise APR and keep APR fully informed with respect to any inspection or other regulatory action with respect to the Commercialization of Product.

ARTICLE 8

INTELLECTUAL PROPERTY RIGHTS

8.1 Ownership. Except for the rights licensed under Section 2.1., all the rights, title, and interest in and to the APR Intellectual Property Rights and Product, including any existing or future rights, whether patentable or not, on a worldwide basis are exclusively reserved to and retained by APR.

8.2 Maintenance. During the Term, APR will be responsible for filing, prosecuting, and maintaining the APR Intellectual Property Rights in the Territory. The Licensee shall: (i) assist APR in taking appropriate action to maintain the APR Intellectual Property Rights in full force and effect in the Territory; (ii) provide APR with any information, data, statement, declaration, or documentation that may be relevant or required for the maintenance, defense, and renewal of the APR Intellectual Property Rights in the Territory and for evidencing the utilization of such APR Intellectual Property Rights in the Territory. The Licensee shall provide APR with the support required under this Section free of charge.

8.3 Improvements.

(a) Ownership. All the rights, title, and interest in and to the Improvements will be exclusively reserved to and retained by APR.

(b) Pre-Invention Assignment. The Licensee agrees and hereby irrevocably transfers and assigns to APR any and all such rights, title, and interest in and to all Improvements, and will perform and, if necessary, obligate its personnel, sublicensees, and subcontractors to perform any and all other reasonable acts necessary to assist APR in obtaining, maintaining, implementing, securing and perfecting any and all such rights, title, and interest, including executing the necessary documents by the Licensee, its personnel sublicensees or subcontractors.

8.4 Trademark.

(a) Trademark and Domain protection. Quality Control. The Parties shall comply with the coexisting trademark rules detailed in Exhibit I.

(b) Commercialization of other Medical Foods under the Trademark. If ETON elects to use the Trademark in connection with any other Medical Food in the Trademark Field, before doing so, it shall provide a written notice to APR specifying the products that it intends to commercialize under the Trademark. Upon receipt of the notice, APR shall have five (5) Business Days to provide ETON with its notes and remarks (if any) related to the use of the Trademark for such products. ETON shall consider in good faith the notes and remarks received from APR. For the avoidance of doubt, ETON shall not use the Trademark for such products before the expiration of the above-mentioned period. For the avoidance of doubt, the Licensee shall be entitled to use the technology Trademark Physiomimic Technology® only for products engineered with such technology.

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8.5 Infringements

(a) Notice. Each Party will immediately, and in any case within three (3) Business Days, notify the other Party in writing of any actual or threatened infringement, misappropriation, other violation, or challenge to the validity, scope, or enforceability by a Third Party of any APR Intellectual Property Right of which it becomes aware (“Infringement”).

(b) Action by APR. APR shall have the first right, but not the obligation, to take, at its sole cost and expense, any actions it deems necessary or appropriate to remove the Infringement, including through initiation and prosecution of any injunctive or other suit, proceeding or other legal action by qualified counsel. If APR elects to proceed with any of such legal action, it shall notify ETON within ten (10) Business Days from the date in which APR becomes aware of an Infringement, and ETON shall have the right, but not the obligation, to be represented in any such action, suit or proceeding by counsel of its own choice its sole cost and expense.

(c) Action by ETON. If APR elects not to proceed with the legal action or fails to notify within the term set forth under Section 8.5.(b), ETON shall have the right, but not the obligation, to assume, at its sole cost and expense, the prosecution of the Infringement, with qualified counsel of its own choice; provided, however, that APR shall have the right, but not the obligation, to be represented in any such action, suit or proceeding by counsel of its own choice, at its sole cost and expense.

(d) Cooperation. Each Party shall use its Commercially Reasonable Efforts to assist and authorize the other Party to file and prosecute such suit, action, or proceeding, including being joined as a party plaintiff if necessary or advisable to any such suit, action, or proceeding; provided that neither Party shall be obliged to provide such assistance and authorization if it would incur in any Reimbursable Cost unless the other Party anticipates such Reimbursable Costs, Each Party shall consult with and regularly inform the other Party of the status of the Infringement.

(e) Strategy. The Party assuming the prosecution under Section 8.5 (b) or (c) shall have the right to decide the defense strategy, the means of proof, and the appeals, provided that such Party a) shall reasonably consult with the other Party and b) shall give the other Party the opportunity to provide comments on and make requests concerning the actions to be taken in the prosecution and shall consider the other Party’s comments and requests in good faith. Notwithstanding, ETON shall not settle, stipulate to any facts, or make any admission with respect to any Infringement without APR’s prior written consent (not to be unreasonably withheld) if such settlement, stipulation or admission would: (i) adversely affect the validity, enforceability or scope, or admit non-infringement, of any of the APR Intellectual Property Right; (ii) give rise to liability of APR or its Affiliates; (iii) grant to a Third Party a license or covenant not to sue under, or with respect to, any APR Intellectual Property Rights; or (iv) otherwise impair APR’s or any of its Affiliates’ rights in any APR Intellectual Property Right. Any settlement proposals received by a Party shall be immediately notified to the other Party and the other Party shall have the right to provide comments on and make requests within three (3) Business Days from the receipt of the notice.

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ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality obligations.

(a) Confidentiality. The Receiving Party: (i) shall protect and hold in confidence the Confidential Information; (ii) shall not disclose the Confidential Information to any Third Party, nor allow access to such information to its Affiliates, employees, directors, officers, and professional advisors (“Representatives”), except as provided for the Authorized Recipients under Section 9.2.; (iii) shall use the Confidential Information solely to perform this Agreement; (iv) shall promptly notify the Disclosing Party of any unauthorized disclosure of Confidential Information or any event that may affect the secrecy of the Confidential Information; and (v) shall not, directly or indirectly, reverse engineer, disassemble, or decompile any material that embodies a Confidential Information, including the Product itself.

(b) Exceptions. The foregoing obligations does not apply to any portion of Confidential Information which: (i) was in the Receiving Party’s possession without an obligation of confidentiality prior to receipt from the Disclosing Party; or (ii) is at the time of disclosure, or subsequently becomes, generally available to the public through no breach of this Agreement; or (iii) is lawfully obtained by the Receiving Party from a third party without an obligation of confidentiality, provided that the third party is not, to the Receiving Party’s best knowledge, in breach of any obligation of confidentiality to the Disclosing Party in relation to that information; or (iv) is developed by the Receiving Party independent of any Confidential Information of the Disclosing Party; or (v) the Receiving Party is required to disclose by law, regulation, subpoena or order of any governmental authority, court, or agency, provided, however, that: (1) the Receiving Party, to the extent legally possible, gives the Disclosing Party sufficient advance written notice of such request; and (2) the Receiving Party discloses only the minimum information required to be disclosed to comply with the request.

9.2 Authorized Recipients. The Receiving Party may disclose the Confidential Information to the following authorized recipients (“Authorized Recipients”): (i) to its Representatives, or its authorized subcontractors under Section 14.2 and sublicensees under Section 2.3, on a strictly need-to-know basis to perform this Agreement; (ii) to actual or potential investors, acquirers, licensors, licensees, collaborators, or other business partners solely to evaluate or carry out an actual or potential investment, acquisition, license, or collaboration; (iii) to its directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the Receiving Party. The Receiving Party shall: (i) inform the Authorized Recipients of the confidential nature of the information; and (ii) ensure that the Authorized Recipients are bound, by law or written agreement, to confidentiality in respect of the Confidential Information with obligations not less stringent than the ones set forth under this Agreement. The Receiving Party shall indemnify and hold the Disclosing Party harmless for any unauthorized disclosure or violation of confidentiality caused by or attributable to the Authorized Recipients or to any other Third Party to which it has disclosed, whether authorized or not, the Confidential Information.

9.3 Title. The disclosure of the Confidential Information does not give the Receiving Party any license, title, interest, option, or other right in respect of such Confidential Information except that the Receiving Party is entitled to use the Confidential Information to perform the Agreement.

9.4 Restitution/Destruction. At the Disclosing Party’s request, at any time, or upon termination/expiry of the Agreement, the Receiving Party shall promptly destroy or return, at the Disclosing Party’s election, all the Confidential Information and, if requested, confirm in writing the destruction or complete restitution. Notwithstanding the foregoing, the Receiving Party shall not be required to delete the Confidential Information from backup archival storage and may retain one (1) copy of the Confidential Information in its files solely for record keeping and legal compliance purposes, subject to the survival of the confidentiality obligations according to the terms of this Article.

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9.5 Confidentiality Period. The obligations set forth herein are valid and binding during the Term and for seven (7) calendar years thereafter (“Confidentiality Period”), except that the obligations will survive after the Confidentiality Period in respect of Confidential Information to the extent that, and for so long as such Confidential Information is considered and protected as a trade secret by the applicable law. Therefore, the expiry of the Confidentiality Period may not be construed as a waiver of protection under any applicable trade secret law. For the sake of clarity, the Dossiers shall be considered Confidential Information and trade secrets of APR.

9.6 Equitable Relief. Each Party acknowledges that a breach of this Article 9 cannot be reasonably or adequately compensated in damages in an action at law and that such a breach will cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party will be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

9.7 Prior Non-Disclosure Agreement. Starting from the Effective Date, the terms of this Article 9 will supersede any prior non-disclosure, secrecy, or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed under any such prior agreement will be deemed Confidential Information for purposes of this Agreement.

ARTICLE 10

REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party as follows.

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c) No Conflict. The execution of this Agreement does not conflict with any agreement, instrument, or understanding by which it may be bound, nor violate any material law, or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.

10.2 Additional Representations and Warranties of the Licensee. The Licensee represents and warrants to APR as follows:

(a) Know-how. It has the know-how, capacity, expertise, human, and capital resources to Commercialize the Product in the Territory;

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(b) Compliance. (i) Neither the Licensee nor any of its Affiliates are prohibited from Commercializing the Product in the Territory under the Applicable Laws; (ii) it has performed a professional assessment, and, to the best of its knowledge, the Product is qualified for Commercialization in the Territory under all the technical, quality, vigilance, and regulatory local requirements; (iii) there are no legal claims, judgments, or settlements against or owed by the Licensee or any of its Affiliates or pending or, to Licensee’s knowledge, threatened, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations.

10.3 Additional Representations and Warranties of APR. APR represents and warrants to the Licensee as follows:

(a) Compliance. As of the Effective Date, the Dossiers of the Products comply with the Applicable Laws of the Territory.

(b) Rights. It has the right to grant the license granted under this Agreement.

(c) Shelf Life. All Products shipped shall have an 80% residual shelf life at Delivery. APR shall not decrease the shelf life of any Product;

(d) Defects. All Product shall be free from defects in materials and workmanship, shall be fit for the purpose for which it is intended, shall be saleable in the Territory in accordance with Applicable Laws and shall not be adulterated or misbranded within the meaning of the Act, and is not an article which may not, under the Act, be introduced into interstate commerce;

(e) Specifications. All Products shall be manufactured in accordance with the Specifications, cGMPs, all Applicable Laws, the Technical and Quality Agreement and any further formulating, manufacturing, packaging, or other standards agreed in writing by the Parties. Except as provided under the Technical and Quality Agreement, APR shall not change the Specifications without Licensee’s prior written consent;

(f) Manufacturing. To the best of its knowledge, there are no pending issues involving the Product manufacturer, APR’s agreement with the manufacturer, the manufacturing facility or any other manufacturing issues that would otherwise impair APR’s ability to supply the Product to the Licensee or Licensee’s ability to sell the Product in the Territory

(g) IPR. The APR Intellectual Property Rights are valid, in good standing, and, to APR’s best knowledge, do not infringe or misappropriate the intellectual property rights of any Third Party;

(h) APR has not sold, and will not, directly or indirectly, sell Product for resale in the Territory in amounts beyond actual demand. Without limiting the generality of the foregoing, APR will not sell any Product to Relief US during March 2024.

(i) Financial Information. All financial information regarding the Product provided to the Licensee is true and correct in all material respects;

(j) Expect Product demand. To the best of its knowledge, existing Product inventory plus APR’s confirmed purchase orders with manufacturers is sufficient to meet expected Product demand in the Territory for 2024.

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(k) Pentec Health’s Inventory. (i) To the best of its knowledge, Pentec Health-owned inventory of Products as of February 29, 2024, is the one detailed in Exhibit L. (ii) Other than the purchase order identified in Exhibit L(B), Relief US has not, since February 29, 2024, directly or indirectly, accepted any purchase orders, filled any orders, or sold any product to Pentec Health. Revenue from any other purchase orders since February 29, 2024 other than as set forth in Exhibit L shall belong to ETON.

(l) Disclaimer. THE REPRESENTATION AND WARRANTY CONTAINED IN SECTION 10.1 AND IN THIS SECTION 10.3 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY APR WITH RESPECT TO THE PRODUCT AND ANY OTHER REPRESENTATION AND WARRANTY, EXPRESS OR IMPLIED IN FACT, IN LAW, BY CUSTOM OR TRADE USAGE, INCLUDING ANY WARRANTY OF MARKET SUCCESS OF THE PRODUCT, AND THE SUCCESSFUL DEVELOPMENT OF THE PIPELINE PRODUCTS IDENTIFIED UNDER EXHIBIT A, IS HEREBY EXCLUDED.

10.4 Mutual Covenants. Each Party hereby covenants to the other Party as follows:

(a) Anti-bribery and corruption. It will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise, or offer to give or authorize the giving, of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, nor will it directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefits to a public official or entity or any other person in connection with the performance of its obligations under this Agreement;

(b) Anti-trust. It will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, engage in anti-competitive business practices, such as, but not limited to, price fixing, price collusion, pay-for-delay, or other anti-competitive business practices in violation of applicable antitrust or anticompetition laws;

10.5 Additional Covenants of the Licensee. In addition to any covenants made by the Licensee elsewhere in this Agreement, the Licensee hereby covenants to APR as follows:

(a) Compliance. It will operate and maintain its premises, equipment, and procedures, and perform all activities under this Agreement competently and professionally and in compliance with all Applicable Laws and shall ensure that its employees are properly trained in respect thereof.

10.6 Audit. Subject to a fifteen (15) calendar days prior written notice, and during regular business hours no more than once every two (2) years, APR has the right to execute periodic remote or on-site audits to verify the Licensee’s compliance with this Agreement and the Applicable Law, including auditing the Licensee’s quality and vigilance systems, facilities, procedures, and activities related to the Product. The expenses incurred by APR for the execution of the audit, including travel, board, and lodging expenses, will remain for APR’s sole account.

ARTICLE 11

INDEMNIFICATION; LIABILITY

11.1 Indemnification by the Licensee. The Licensee hereby agrees to defend, hold harmless and indemnify each of APR, its Affiliates and their agents, shareholders, directors, officers, employees, and consultants and successors, and assigns of any of the foregoing (the “APR Indemnitees”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”), incurred by any APR Indemnitee as a result of any suits, claims, actions, and demands (each, a “Claim”) arising directly or indirectly out of (i) any breach of any representations, warranties, covenants or agreements by Licensee under this Agreement caused by any act or omission of the Licensee, (ii) the negligence or willful misconduct of the Licensee; (iii) violations of Applicable Laws by the Licensee in connection with this Agreement; (iv) the marketing activities conducted by the Licensee in the Territory, including through any website registered under the Domain.

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11.2 Indemnification by APR. APR hereby agrees to defend, hold harmless, and indemnify each of Licensee, its Affiliates and their agents, shareholders, directors, officers, employees and consultants and successors and assigns of any of the foregoing (the “Licensee Indemnitees”) from and against any and all Losses, incurred by any Licensee Indemnitee as a result of a Claim arising directly or indirectly out of (i) any breach of any representations, warranties, covenants or agreements by APR under this Agreement caused by any act or omission of APR, (ii) the negligence or willful misconduct of APR; (iii) violations of Applicable Laws by APR in connection with this Agreement; (iv) the development or manufacturing activities of APR.

11.3 Procedure. A Party will provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation under this Article 11 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that indemnifying Party will not enter into any settlement for damages other than monetary damages without the other Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Section 11.1 or Section 11.2 to any particular Claim, the Parties may conduct separate defenses of such Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 11.1 or Section 11.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 11.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any action with respect to a Claim will only relieve the indemnifying Party of its indemnification obligations under this Article 11 if and to the extent the indemnifying Party is actually prejudiced thereby.

11.4 Liability.

(a) EXCLUSION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS SECTION 11 FOR THIRD PARTY CLAIMS, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9, OR RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 8.

11.5 LIMITATION OF LIABILITY. NOTWITHSTANDING SECTION 11.3, EXCEPT IN THE EVENT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCTEACH PARTY’S AGGREGATE LIABILITY ARISING OUT OR IN CONNECTION WITH THIS AGREEMENT (EITHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY

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DUTY OR OTHERWISE) FOR ANY LOSS, DAMAGE, COSTS, OR EXPENSES OF ANY NATURE WHATSOEVER INCURRED OR SUFFERED BY THE LICENSEE OR ITS AFFILIATES SHALL NOT EXCEED TWO TIMES THE TRANSFER PRICE PAID BY THE LICENSEE IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE DAMAGE. THE LIMITATION OF LIABILITY UNDER THIS SECTION APPLIES ALSO TO A PARTY’S INDEMNIFICATION OBLIGATIONS.

11.6 Insurance. Each Party, at its own expense, will maintain product liability and other appropriate insurance in an amount consistent with sound business practice in the region(s) where the Party operates and reasonable in light of its obligations under this Agreement. Each Party will provide a certificate of insurance evidencing such coverage to the other Party upon request.

ARTICLE 12

CLAIMS AND REMEDIES

12.1 Delay. In case the delay in delivery of the Product exceeds the Lead Time by sixty (60) calendar days, the Licensee has the right to terminate the overdue Purchase Order upon written notice to APR.

12.2 Defective Products or deficiencies in quantities. The following rules apply to the claim for defective Products or deficiencies in quantities of delivered Products.

(a) Notice. Under penalty of time-barring, the Licensee shall provide APR with written notice of claim (“Notice of Claim”) in compliance with all the following requirements: (i) (A) for any defect detectable upon a reasonable visual inspection at delivery and for deficiencies in quantities of delivered Product within 20 (twenty) calendar days from the Delivery or (B) for any other defect, within 10 (ten) calendar days from the date of first discovery of the defect by the Licensee, provided however for both (A) and (B) in any case within the shelf life of the Product; (ii) providing reasonable information to allow APR to evaluate the claim, including the Product batch number, the claimed defect and, in case of claim of quantities, the delivery notes issued by the carrier upon collection of the Product at the APR’s facility and/or at the unloading at the delivery place. The Licensee is not entitled to claim for deficiencies in quantities of delivered Product (other than with respect to the Transfer Price) in case of delivery of a quantity of Product which is within plus or minus ten percent (+/- 10%) of the amount contemplated in the Purchase Order acceptance.

(b) Management of the Claim. Upon receipt of a Notice of Claim, APR shall act in accordance with the following rules and with the Technical and Quality Agreement: (i) if APR requires a certain period to investigate the claim, then it shall provide a written notice providing the expected time required to the investigation; (ii) during the investigation and subject to Licensee’s request, APR will use its Commercially Reasonable Efforts to deliver a replacement order (“Replacement”) within a Lead Time calculated from the date of APR’s acceptance of the Licensee’s request. The Replacement will be invoiced by APR to the Licensee according to the terms of this Agreement. Should at the end of the investigation the Product result not be defective/undelivered, APR will have the right to retain the full payment for both the Purchase Order of the Product which resulted not being defective/not undelivered and the Replacement. Vice versa, in case the above-mentioned investigation proves the Product to be defective/undelivered, APR shall exert one of the remedies set forth under the following Section 12.2.(c).

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(c) Accepted Claim. If APR accepts the claim, then APR shall promptly inform the Licensee by giving a written notice (“Notice of Accepted Claim”). In case of an accepted claim, APR will issue a credit note to the Licensee corresponding to the value of the defective/undelivered Product, whose amount will be deducted from one of future APR’s invoices. The remedy set forth herein is the sole remedy of the Licensee in case of Defective Product, hence excluding the right of the Licensee to claim any damage or indemnification and to terminate the Purchase Order or Agreement;

(d) Rejected Claim. if APR rejects the claim, then it shall promptly inform the Licensee (“Notice of Rejection”) and, in case of Licensee’s opposition, the following Section related to the Dispute Resolution will apply.

(e) Dispute resolution. If the Licensee opposes the Notice of Rejection and the Parties fail to resolve the dispute within 45 (forty-five) calendar days from the receipt of the Notice of Rejection by the Licensee, each Party has the right to refer the matter to a jointly appointed independent reputable and experienced third party (“Independent Arbitrator”). The Independent Arbitrator will investigate to ascertain if the claim is founded or not. If the Independent Arbitrator determines that the claim is founded, then the applicable remedies will be the ones set forth under this Article if the claimed breach is due to APR’s fault, or the ones set forth under the Article related to the Force Majeure in case the claimed breach is due to an Event of Force Majeure. The costs and fee of the Independent Arbitrator shall be borne: (i) equally by the Parties when the breach claim was due to an Event of Force Majeure; (ii) entirely by APR when the claim was due to its fault; (iii) entirely by the Licensee when the claim was due to its fault. The determination of the Independent Arbitrator shall be final and binding for the Parties.

12.3 Management of Defective Products. In the management of a suspected or proved defective Product, the Parties shall comply with the following rules: (i) the Licensee shall not Commercialize the Product; (ii) the Licensee, at APR’s election and request, shall (A) made available to APR the Product for prompt collection, or (B) handle the Product in accordance with APR’s instructions, or (C) destroy the Product. The costs and expenses for such activities shall be borne: (i) equally by the Parties when the defect was due to an Event of Force Majeure; (ii) entirely by APR when the defect was due to APR’s fault; (iii) entirely by the Licensee when the defect was due to Licensee’s fault.

12.4 Product Recall. The Technical and Quality Agreement governs the management of a Product recall. All costs and expenses associated with the recall shall be borne by the Party to which the event giving rise to the recall is attributable under this Agreement and/or the Technical and Quality Agreement.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement is effective starting from the Effective Date and remains in force until the expiry of the Royalty Term (the “Term”). Following the expiration of the Royalty Term, all licenses granted under this Agreement shall survive perpetually under the terms set forth in Section 2.1.

13.2 Termination for Breach. Each Party has the right to terminate this Agreement upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, such breaching Party fails to cure the breach within ninety (90) days from the date of such notice (or use good faith efforts to commence cure of the breach within ninety (90) days for breaches not reasonably capable of cure within ninety (90) days).

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13.3 Termination for insolvency, liquidation, bankruptcy, dissolution, or cessation. Either Party has the right to terminate this Agreement upon written notice to the other Party: (i) in case of the institution by or against such Party of insolvency, liquidation, receivership or bankruptcy proceedings or composition for the benefit of creditors if that petition or proceeding is not dismissed with prejudice within ninety (90) calendar days after filing; or (ii) in case of the other Party’s dissolution or ceasing to do business. The termination is effective immediately upon the non-terminating Party’s receipt of the notice.

(a) Section 365(n) of the US Bankruptcy Code. All licenses and rights to licenses granted under or pursuant to this Agreement to ETON are intended to be, for purposes of section 365(n) of the US Bankruptcy Code (the “Code”), and any such equivalent law in the United States or any other country, licenses of rights to “intellectual property” as defined under section 101(35A) of the Code. The Parties agree that the non-bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code and any such equivalent law. The foregoing is without prejudice to any rights that the non-bankrupt Party may have arising under the Code or other applicable law.

(b) Bankruptcy proceeding. Upon commencement of a bankruptcy proceeding by or against APR under the Code, ETON shall be entitled to a complete duplicate of or complete access to any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to ETON (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by ETON, unless APR (or the bankruptcy trustee) elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of ETON upon written request therefor.

13.4 Effects of termination prior to the expiry of the Royalty Term. The following rules apply in case of termination of the Agreement prior to the expiry of the Royalty Term.

(a)  APR Know-How and APR Patents. Upon termination by the Licensee pursuant to Section 13.2 or Section 13.3, the Licensee shall maintain all licenses granted under Section 2 as fully paid up, royalty-free, and perpetual as needed to manufacture and Commercialize the Products. In all the other cases of termination, all licenses granted hereunder shall terminate.

(b) Trademarks and Domain. Upon termination of the Agreement other than APR’s termination pursuant to Section 5.1(b), Section 13.2, or Section 13.3, ETON shall have the right to continue to use the Trademark in the Trademark Field for a residual period of twelve (12) months. Upon expiration of such period, ETON shall cease to use the Trademark in relation to any Medical Food.

(c) Unpaid fee, milestones, or delivered Products. The termination of the Agreement does not relieve the Licensee from its obligation to pay any outstanding invoice for any accrued fee, milestone, delivered Product, or for any Purchase Order that has already been accepted by APR but not yet delivered to or paid by the Licensee at the time of termination.

(d) Residual stock of Product. Upon termination for any reason other than by Licensee pursuant to Section 13.2 or Section 13.3, the Licensee shall, at its own expense and APR’s sole discretion, either (i) destroy any remaining stock of the Products, (ii) make it available to APR or any APR designee, or (iii) Commercialize the remaining stock for a certain grace period granted by APR. If APR decides to buy back the remaining stock of the Products from the Licensee, it will pay the price paid by the Licensee for such Products.

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(e) Reverse Transaction. In all the cases of termination of the Agreement other than the termination by the Licensee pursuant to Section 13.2 or Section 13.3, the Licensee shall perform, at its sole cost and expenses and free of charge for APR, the following activities: (i) transfer to APR, or an APR’s designee, the Dossier and any authorization and regulatory approval related to the Product, reimbursement approval and any application in progress of evaluation, and all the tangible APR Know-How, data, information, report, record and material related to the Product; (ii) notify to the Regulatory Authorities that it is no longer authorized to Commercialize the Product in the Territory; (iii) erase or transfer to APR, upon APR election, any internet or social media page related to the Product created by the Licensee; (iv) at APR’s election, destroy or return, any advertising, medical and research material related to the Product.

(f) Damages; Indemnities. The termination of the Agreement shall not preclude either Party from claiming damages and shall not affect the indemnification rights of each Party in relation to any liability accrued before the termination date.

13.5 Surviving terms.

(a) General principles. Expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the expiration or termination of this Agreement.

(b)  Surviving provisions in case of expiration. The following terms will survive the expiration of the Agreement: Sections 2.1, 2.2, 2.3, 4.2, 4.3 (b), 4.6, 4.7, 4.8, 4.9, 8.1, 8.4 and 13.5 and Articles 9, 12, 15 and 16, along with any definitions, exhibits and schedules relating thereto.

(c) Surviving provisions in case of termination prior to the expiry of the Royalty Term. In addition to the terms of the Agreement which are supposed to survive in relation to the effects of the termination prior to the expiry of the Royalty Term identified in Sections 2.1 and 13.4, the following terms will survive the termination of the Agreement: Section 13.5 and Articles 9, 11, 12, 15 and 16, along with any definitions, exhibits, and schedules relating thereto.

ARTICLE 14

RIGHT OF FIRST NEGOTIATION

14.1 Definitions. In addition to the definitions set forth under Section 1.2., the following definitions apply to this Article:

(a) “ROFN Field” means any inherited rare metabolic disease.

(b) “ROFN Products” means any Medical Food to be commercialized in the ROFN Field in the Territory.

(c) “ROFN Term” means five (5) years starting from the Effective Date.

(d) “ROFN Transactions” means each of the following transactions (i) APR’s interest in engaging a licensee for, or an acquirer of, or otherwise commercializing an ROFN Product, developed or under development, owned, or controlled by APR; or (ii) APR’s interest in engaging a licensee for, or an acquirer of, or otherwise commercializing RLF-OD032 in the Territory.

(e) “RLF-OD032” means the APR’s pipeline drug product based on the active pharmaceutical ingredient sapropterin dihydrochloride in a new oral formulation.

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14.2 ROFN Right. In consideration of the amount set forth under Section 4.7., APR hereby grants ETON a right of first negotiation (the “ROFN Right”) for each of the ROFN Transactions during the ROFN Term and under the following terms and conditions.

14.3 ROFN Notice. Before engaging in any ROFN Transaction, APR shall deliver a written notice (the “ROFN Notice”) to ETON of its intention and willingness to negotiate the ROFN Transaction.

14.4 ROFN Response. Within ten (10) Business Days from the receipt of the ROFN Notice, ETON shall deliver a written notice (the “ROFN Response”) to APR of its intention to exercise or not exercise the ROFN Right.

(a) Decision to exercise the ROFN Right. If ETON elects to exercise its ROFN Right, Section 1.5. shall apply.

(b) Decision not to, or failure to, exercise the ROFN Right. If ETON elects not to exercise its ROFN Right or fails to exercise its ROFN Right within the term set forth under this Section 14.4., the ROFN Right shall be considered waived and forfeited and APR shall have the right to negotiate and execute the ROFN Transaction with any Third Party.

14.5 ROFN Negotiation. If ETON elects to exercise its ROFN Right, the Parties shall commence a good-faith negotiation, on an exclusive basis, under the following terms and conditions.

(a) Disclosure and due diligence. APR shall provide ETON with all data, information, and material reasonably required by ETON to perform a due diligence process. All the data, information, and material disclosed by APR to ETON during the negotiation (including the existence of the negotiation) shall be considered Confidential Information.

(b) Non-Binding Term Sheet. The Parties shall use their Commercially Reasonable Efforts to execute a non-binding term sheet (“Non-Binding Term Sheet”) within forty-five (45) calendar days from the date of APR’s disclosure of the data, information, and material under Section 14.5. (a), which period may be extended by mutual agreement of the Parties acting in good faith (“Negotiation Period”).

(c) Execution of the Non-Binding Term Sheet. Upon execution of the Non-Binding Term Sheet, the Negotiation Period will be deemed extended for another forty-five (45) calendar days from the execution of the Non-Binding Term Sheet. If, within such term, the Parties are not able to execute a binding term sheet or agreement for the RONF Transaction, Section 14.6. shall apply.

(d) Failure to execute the Non-Binding Term Sheet. If the Parties fail to execute the Non-Binding Term Sheet within the Negotiation Period, the following Section 14.6. shall apply.

14.6 ROFN Restrictions. Upon expiration of the Negotiation Period, the ROFN Right shall be considered expired. Notwithstanding, APR shall be entitled to execute any agreement with a Third Party for the ROFN Transaction provided that for a period of six (6) months from the end of the Negotiation Period, APR shall be entitled to execute the ROFN Transaction only on terms not materially more favorable to such Third Party than those offered by ETON in the Negotiation Period. Following twelve (12) calendar months from the end of the Negotiation Period, if no agreement has been entered into with any Third Party for the ROFN Transaction, the ROFN Right shall reset and resume.

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14.7 Non-Compete. Nothing herein shall release a Party from its non-compete obligation under Section 5.1(c).

14.8 Disclaimer. APR does not guarantee that RLF-OD032 will be successfully developed and approved by the regulatory authority in the Territory.

ARTICLE 15

MISCELLANEA

15.1 Force Majeure. The Affected Party is not liable for any failure or delay in performing its obligations under the Agreement to the extent that, and for as long as the performance is prevented or delayed by a Force Majeure Event. The Affected Party shall: (i) as soon as reasonably possible, notify the Non-Affected Party of the existence of a Force Majeure Event, also providing the information reasonably expected as required by the Non-Affected Party to assess the event; (ii) exert its reasonable efforts to mitigate and overcome the consequences of the Force Majeure Event; (iii) keep the Non-Affected Party informed about the ongoing impact of the Force Majeure Event on the Agreement; and (iv) as soon as reasonably possible, notify the Non-Affected Party when the Force Majeure Event ceases to prevent the execution of the Agreement.

15.2 Subcontractors. Notwithstanding Section 2.3, each Party may subcontract the activities to be performed under this Agreement to any of its Affiliates or any Third Party, provided that (i) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, (ii) the subcontracting shall be subject to and consistent with the terms and conditions of this Agreement, and (iii) the subcontracting Party shall be responsible and liable for all subcontractors’ acts and omissions.

15.3 Independent Contractors. Each Party will act solely as an independent contractor, and nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.4 Entire Agreement. This Agreement, together with the Technical and Quality Agreement, constitutes the entire agreement between the Parties and supersedes any prior understanding, agreement, or representation of any kind in relation to the subject matter hereof.

15.5 Hierarchy. In the event of a conflict between this Agreement and the Technical and Quality Agreement, the Technical and Quality Agreement takes precedence over the Agreement on quality-related issues, while the Agreement prevails as to all other matters.

15.6 Amendments. Any amendment of this Agreement must be made in writing and signed by a duly authorized representative of each Party to be valid and binding.

15.7 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.8 Waiver. Any waiver of any right or interest under this Agreement must be made in writing and signed by a duly authorized representative of the waiving Party to be valid and binding.

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15.9 Successor and Assigns. Neither Party has the right and power to assign this Agreement without the prior written consent of the other Party not to be unreasonably withheld, conditioned, or delayed, except that: (i) a Party is permitted to assign this Agreement without such consent in connection with the transfer or sale of all or substantially all of its assets, capital stock or business to which this Agreement relates, or in the event of its merger or consolidation or change in control, corporate recapitalization or restructuring or similar transaction, (ii) APR is permitted to assign this Agreement to any of its Affiliates duly qualified to perform its obligations hereunder ; and (iii) a Party is permitted to assign or transfer to, or otherwise monetize any portion of its economic benefits with, lenders or investors for financing purposes. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the foregoing will be null and void.

15.10 No Third-Party Beneficiaries. Except for the APR Indemnitees and Licensee Indemnitees, this Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

15.11 Public Announcements.

(a) Press Releases. Except as required by applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party will make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld or delayed.

(b) Filing of this Agreement. The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be.

15.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties agree that this Agreement may be electronically signed (i.e. standard electronic signature DocuSign®) and that such electronic signatures will have the same legal effect as handwritten signatures.

15.13 Notices. Any notice under this Agreement must be in writing, in English, and will be deemed duly given (i) when delivered by hand (with confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (iii) on the date sent by electronic mail of a PDF document (with confirmation of transmission), to the Parties to the intended recipient as set forth below:

If to APR:

APR Applied Pharma Research SA

Via G. Corti, 5 CH

6828 Balerna, Switzerland

ATTN: Paolo Galfetti, Chief Executive Officer

E-mail: paolo.galfetti@apr.ch

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If to ETON:

ETON PHARMACEUTICALS, INC,

21925 W Field Pkwy, #235

Deer Park, IL, USA

ATTN: Sean Brynjelsen, Chief Executive Officer

E-mail: sbrynjelsen@etonpharma.com

ARTICLE 16

GOVERNING LAW AND DISPUTE RESOLUTION

16.1 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof will be governed by and construed under the laws of the State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction and excluding the United Nations Convention on Contracts for the International Sales of Goods.

16.2 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth under this Article 16 to resolve any controversy or claim arising out of, relating to, or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

16.3 Dispute Resolution. In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the chief executive officer of APR and the chief executive officer of ETON or their designees (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within thirty (30) days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on ten (10) Business Days’ notice to the other Party following the expiration of the thirty (30) day period referenced above (the “Initiation Notice”), under the International Arbitration Rules of the International Centre Dispute Resolution, a division of the American Arbitration Association (“ICDR”) then pertaining (available at www.icdr.org), except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. The place of arbitration will be New York, New York. APR and ETON will each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator within ten (10) Business Days of the Initiation Notice, the arbitrator selected by the other Party within such ten (10) Business Day period will be entitled to select such arbitrator. The arbitration will be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Each Party will bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by ICDR to submit such matter to arbitration unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party. Notwithstanding the foregoing, either Party may seek injunctive, equitable, or similar relief from a court of competent jurisdiction as necessary to enforce its rights hereunder without the requirement of arbitration.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized as of the Effective Date.

APR Applied Pharma Research S.A.

/s/ Paolo Galfetti
Name:	Paolo Galfetti
Title:	Chief Executive Officer

ETON PHARMACEUTICALS, INC

/s/ Sean Brynjelsen
Name:	Sean Brynjelsen
Title:	Chief Executive Officer

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EXHIBIT A

PRODUCTS

Phenylketonuria (PKU)
SKU	Dosage Form / Legal Status	Marketed/Dossier Ready / Under development
PKU GOLIKE PLUS (4-16) 15gPE	Sachet / Medical Food	Marketed
PKU GOLIKE PLUS (16+) 20gPE	Sachet / Medical Food	Marketed
PKU GOLIKE BAR Tropical 5-10gPE	Bars / Medical Food	Marketed
PKU GOLIKE BAR BerryBlast 5-10gPE	Bars / Medical Food	Dossier Ready
PKU GOLIKE BAR Citrus 5-10gPE	Bars / Medical Food	Dossier Ready
PKU GOLIKE Ready to Drink	Medical Food	Under Development
PKU GOLIKE Salty form	Various / Medical Food	Under Development
PKU GOLIKE Biscuits	Medical Food	Under Development

Tyrosinemia (TYR)
SKU	Dosage Form / Legal Status
TYR GOLIKE SACHET (1+) 15gPE	Sachet / Medical Food	Dossier Ready
TYR GOLIKE BAR Tropical 10gPE	Bars / Medical Food	Dossier Ready
TYR GOLIKE BAR BerryBlast 10gPE	Bars / Medical Food	Dossier Ready
TYR GOLIKE BAR Citrus 10gPE	Bars / Medical Food	Dossier Ready

Homocistinuria (HCU)
SKU	Dosage Form / Legal Status
HCU GOLIKE SACHET	Various / Medical Food	Under Development
HCU GOLIKE BAR	Various / Medical Food	Under Development

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EXHIBIT B

PATENTS

Docket Number	Country	Title	Application Number	National Filing Date	Patent Number	Expiration Date
4722.0250001	US—(United States of America)	MODIFIED RELEASE ORALLY ADMINISTERED AMINO ACID FORMULATIONS	15/303,121	10-Oct-16	11,419,837	27-Sep-36
4722.0250002	US—(United States of America)	MODIFIED RELEASE ORALLY ADMINISTERED AMINO ACID FORMULATIONS	15/938,837	28-Mar-18	10,500,180	27-Sep-36
4722.0250003	US—(United States of America)	MODIFIED RELEASE ORALLY ADMINISTERED AMINO ACID FORMULATIONS	17/660,999	27-Apr-22	N/A	N/A

Docket Number	Country	Title	Application Number	National Filing Date	Patent Number	Expiration Date
4722.0260002	US—(United States of America)	METHODS OF NORMALIZING MARKERS OF AMINO ACID METABOLISM	16/543,437	16-Aug-19	11,701,335	16-Aug-39
4722.0260003	US—(United States of America)	METHODS OF NORMALIZING MARKERS OF AMINO ACID METABOLISM	18/326,259	31-May-23	N/A	N/A

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EXHIBIT C

TRADEMARKS

Section (1): Trademarks on the Product

Trademark Name	GOLIKE	GOLIKE
Image	N/A
Country	US—(United States of America)	US—(United States of America)
Publication Date	06/03/2018	16/07/2019
Registration Number	5,932,570	5,946,171
Registration Date	10/12/2019	24/12/2019
Renewal Date	10/12/2029	24/12/2029
Identification of Goods and Services	Class 005 INTERNATIONAL	Class 005 INTERNATIONAL

Section (2): Technology Trademark

Trademark Name	PHYSIOMIMIC TECHNOLOGY & design
Image
Country	US—(United States of America)
Registration Number	5,563,229
Registration Date	18/09/2018
Renewal Date	31/10/2027
Identification of Goods and Services	Class 005 – INTERNATIONAL

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EXHIBIT D

COMMERCIAL TERMS

1.	Sale Unit, Transfer Price, Lead Time, MOQ

[***]

2.	Incoterm. Incoterm ® 2020 FOB Genoa Port, Italy

3.	Transfer Price payment terms. Sixty (60) calendar days of receipt of APR’s invoice.

4.	Minimum Royalty.

a.	first twelve-month period starting from April 1, 2026: $325,000

b.	Second twelve-month period: $ 430,000.

c.	Thereafter: $500,000.

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EXHIBIT E

PROJECTIONS

[***]

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EXHIBIT F

AUTHORIZED REBATES

[***]

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EXHIBIT G

CONFIRMED PURCHASE ORDERS

[***]

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EXHIBIT H

ONGOING CLINICAL STUDIES

(1)	GLK-UK-2021 – PI: Prof. A. MacDonald – Birmingham Children’s Hospital.

Title: Randomized investigation to evaluate phenylalanine (Phe) fluctuation after overnight fasting in PKU patients treated with PKU GOLIKE® versus Standard amino acid protein substitute.

(2)	GLK-IT-2023 – PI: Dott V. Rovelli – S.Paolo Hospital

Title: Open-label, randomized, 2-way crossover, monocentric, controlled study to evaluate the effect on daily Phe fluctuation of PKU GOLIKE® versus Standard of care in Patients with PKU

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EXHIBIT I

COEXISTING TRADEMARKS RULES

1. Scope. To protect the goodwill associated with the Trademark, each Party shall (and shall cause its licensees, sublicensees, assignees, and successors to) comply with the following terms and conditions (“Rules”).

2. Term. The Rules apply starting from the Effective Date and will continue in full force and effect also in case of transfer of the ownership of the Trademark from APR to ETON.

	APR APPLIED PHARMA RESEARCH SA	ETON PHARMACEUTICAL, INC
TERRITORY (EXCLUSIVITY)	Rest of the world	U.S.

PRODUCTS	Food for Special Medical Purposes according to the EU regulations or corresponding regulatory categories in other countries.	Medical Food

TRADEMARK FIELD	Inherited rare metabolic disease

STYLE & APPEARANCE	Each Party shall ensure that the Trademark is used only and solely in such style and appearance to be adequately suited to ensure maintenance and enforceability of the Trademark and prevent any cancellation for non-use of the Trademark.

RESTRICTIONS	Each Party shall not use or apply for registration of any trademark or domain, logo, or design, within or outside the Trademark Field, which includes the Trademark, alone or in combination, which is confusingly similar to, or which could cause deception or mistake with respect to, the Trademark.

PROTECTION	Neither Party shall challenge the validity of the Trademark or any registration or application for registration therefor.

QUALITY CONTROL

(A) Each Party shall ensure that the nature and quality of all goods offered or sold under the Trademark in its Territory within the Trademark Field are of high quality, manufactured free from defects, and in compliance with the Applicable Laws.

(B) Each Party may request the other Party to submit samples of any product commercialized under the Trademark, advertising or promotional materials, and specimens of all uses of the Trademark.

(C) If each Party finds that the use of the Trademark by the other Party materially threatens the goodwill and/or the enforceability of the Trademark, such other Party shall immediately, and no later than ten (10) Business Days after receipt of the notice, take all measures reasonably necessary to protect the goodwill and/or the enforceability of the Trademark.

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MARKETING ACTIVITIES & EVENTS

(A) Each Party shall ensure that the marketing activities under the Trademark are targeted to the customers of their respective Territories only.

(B) Within the end of each Calendar Quarter, each Party will inform the other of its or its licensees/sublicensees’ plans for participation in international exhibitions, conferences, or events relating to the Products in the following twelve (12) month period. If both Parties are interested in participating in the same event, the Parties will discuss and evaluate in good faith the (i) criteria required to assure their separate participation or (ii) the possibility of sharing any booths, advertising materials, or initiatives, including the related costs.

EXECUTION COPY

EXHIBIT L

PENTEC’S INVENTORY

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